                                                                  Exhibit 12.2


                         UNITED STATES STEEL CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)
           ----------------------------------------------------------
                              (Dollars in Millions)


                                           Six Months
                                             Ended                                Year Ended December 31
                                            June 30              ---------------------------------------------------------
                                       2003         2002         2002         2001          2000         1999         1998
                                       ----         ----         ----         ----          ----         ----         ----
Portion of rentals
   representing interest .........     $  17        $  21        $  34        $  45         $  48        $  46        $  52
Capitalized interest .............         4            -            6            1             3            7            6
Other interest and fixed
   charges .......................        81           68          136          153           115           74           47
                                       -----        -----        -----        -----         -----        -----        -----
Total fixed charges (A) ..........     $ 102        $  89        $ 176        $ 199         $ 166        $ 127        $ 105
                                       =====        =====        =====        =====         =====        =====        =====
Earnings-pretax income
   with applicable
   adjustments (B) ...............     $  42        $  23        $ 183        $(387)        $ 187        $ 295        $ 618
                                       =====        =====        =====        =====         =====        =====        =====

Ratio of (B) to (A) ..............       (a)          (b)         1.04          (c)          1.13         2.33         5.89
                                       =====        =====        =====        =====         =====        =====        =====


(a)  Earnings did not cover fixed charges by $60 million.
(b)  Earnings did not cover fixed charges by $66 million.
(c)  Earnings did not cover fixed charges by $586 million.